TRANSACTIONS SUBJECT TO RULE 10f-3 PROCEDURES


Portfolio: 6401 International Opportunities Fund Security Description: Common
                                                                       Stock
Issuer: ISPAT International

                                                                                           In Compliance
 REQUIRED INFORMATION                                     APPLICABLE RESTRICTION              (Yes/No)



 1.  Offering Date                                Aug 7, 1997    None                                         N/A

 2.  Trade Date                                   Aug 7, 1997    Must be the same as #1                       Yes

 3.  Unit Price of Offering                          $ 27        None                                         N/A

 4.  Price Paid per Unit                             $ 27        Must not exceed #3                           Yes

 5.  Years of Issuer's Operations                      8         Must be at least three years *               Yes

6.   Underwriting Type                               Firm        Must be firm                                 Yes

7.   Underwriting Spread                            $1.215       Investment Adviser determination to
                                                                 be made                                      Yes

8.   Total Price paid by Portfolio                  $83,997      None                                         N/A

9.   Total Size of Offering                       675,000,000    None                                         N/A

     Total Price Paid by Portfolio plus Total                    If less than $500,000, must not
10.  Price Paid for same securities purchased                    exceed #8x10% (N/A), otherwise must          Yes
     by the same investment adviser for other                    not exceed #8x4% ($27,000,000)
     investment companies                          $851,796

     Underwriters from whom Portfolio
11.  purchased (attach a list of all             Credit Suisse                                                Yes
     syndicate members)                          First Boston
                                                                 Must not include Investment Adviser          Yes
12.  If the affiliate was lead or co-lead                        affiliates ***
     manager, confirm the instruction given           N/A
     below ****                                                  Must be "Yes" or "N/A"


The Investment Adviser has no reasonable cause to believe that the underwriting commission, spread or profit is NOT reasonable and fair compared to underwritings of similar securities during a comparable period of time. In determining which securities are comparable, the Investment Adviser has considered the factors set forth in the Portfolio's 10f-3 procedures.


                                             Barry Mullen
                                             Compliance Officer

* Not applicable to munis. In the case of munis, (i) the issue must have one investment grade rating or (ii) if the issuer or the revenue source has been in operation for less than three years, the issue must have one of the three highest ratings. Circle (i) or (ii), whichever is met.

     *** For munis purchased from syndicate manager, check box to confirm that the purchase was not designated as a group sale. [ ]

     **** No credit for the purchase made for the Portfolio can be credited to the Investment Adviser's affiliate.